Exhibit 99

Glacier Bancorp, Inc. Completes Acquisition of First National Bank of Morgan

          KALISPELL, Mont., Aug. 31 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) (“Glacier”) today announced the completion of the acquisition of First National Bank of Morgan (“FNBM”).  FNBM is a national banking association with approximately $70 million in assets and operates its main office and one branch office in Morgan County, Utah.  FNBM will operate as a separately chartered national banking subsidiary of Glacier.

           “We are delighted to have First National join the Glacier Bancorp organization,” commented Mick Blodnick, Glacier’s President and CEO.  “This bank has a strong leadership team and provides a natural extension for Glacier in Northeastern Utah.”

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, and Citizens Community Bank, Pocatello, Idaho. As of June 30, 2006, Glacier had total assets of $3.9 billion.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                 08/31/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl,
+1-406-751-4702, both of Glacier Bancorp, Inc./